Exhibit 10.3

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, confidential information (indicated by [**]) has been omitted from Exhibit 10.3 because it (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Unprotected Lease Agreement

Prepared and signed at MeaTech offices on November 7, 2019

Between

1.	Africa Israel Properties Ltd., Company No. 51-056018-8 (25.3%)

Of 4 Hahoresh Road, Yehud

2.	Af-Sar Ltd., Company No. 51-079961-2 (34.7%)

Of 4 Hahoresh Road, Yehud

3.	The Weizmann Institute of Science, Company No. 52-001685-8 (“the Institute”) (40%)

At the Weizmann Institute of Science Assets and Development (Mul Nof) Ltd.

Sagan Building, Weizmann Institute of Science, 234 Herzl Street, Rehovot

By Africa Israel Properties Ltd. and/or Af-Sar Ltd. (“AFI”)

By virtue of a power of attorney signed by the Institute on October 26, 2015

(Jointly below, as opposed to “jointly and severally”: “the Lessor”)

Of the first part

And

MeaTech Ltd.

ID/Company No.          515851152

Of          18 Einstein Street, Nes Ziona

(“the Lessee”)

Of the Second Part;

Whereas	The Lessor has rights in the leasehold as defined below, according to which it is entitled to lease the leasehold; and

Whereas	The Lessee wishes to lease the leasehold from the Lessor in an unprotected lease; and

Whereas	The Lessor agrees to lease the leasehold to the Lessee in an unprotected lease, all subject to and in accordance with all of the provisions of this Agreement; and

Whereas
The parties wish to define, settle and set out their rights and obligations with respect to the lease of the leasehold in writing, all as set out in this unprotected lease agreement below, including all of its appendices;

Therefore it is hereby declared, stipulated and agreed between the parties as follows:

1.	The above preamble constitutes an integral part of this Agreement.

2.	Interpretation

2.1.	The following expressions will have the meaning alongside them, i.e.:

“The Park”	An area of land in Nes Ziona known as “Kiryat Weizmann Scientific Park”
“The Building”	The building in the Park that contains/will contain the leasehold, as set out in the Addendum and as outlined in red on Appendix ”B”.
“The Leasehold”	Part of the Building, including all of its sections marked in green in Appendix “C” and as set out in the Addendum.
“Area of the Leasehold”	As set out in the Addendum.
“Public Areas”
Unless stated otherwise, all areas in the Building, including all the structures, additions and modification added thereto from time to time, as well as roofs, basements, passageways, entrances, exits, service areas and rooms and/or service corridors, technical areas such as electricity, air-conditioning and systems rooms, unloading and loading areas, elevators, stairs and any other area within the Building intended to be used and/or actually used by the general public as well as protected spaces, all excluding the leasable and/or saleable areas.

“The Addendum”	The Addendum to this Agreement marked as Appendix “A”.
“Control”	Holding of at least 51% of the shares and rights of any kind of a company, including the right to appoint at least 51% of the directors and the right to appoint the CEO.

2.2.
It is agreed between the parties that any change made to this Agreement by the parties in respect of the description of the Leasehold, the lease term, the rent and payment method, or any other matter, may be made and will be valid only if prepared in writing and signed by all parties to this Agreement.

2.3.	The section headings of this Agreement are not an integral part of the Agreement and are not to be used for interpretation thereof.

2.4.	The appendices to this Agreement are an integral part thereof.

2.5.
The provisions of this Agreement exclusively exhaust the entire agreement between the parties and no negotiations preceding or simultaneously to signing it, and no declarations, representations, undertakings or agreements preceding signing it or that were a condition to signing of this Agreement shall be taken into account, and they are all hereby null and void. Verbal declarations and notices of directors, secretaries and employees of the Lessor do not bind the Lessor, and the Lessor will be bound only by a document duly signed by its authorized signatories.

2.6.
If the Lessee includes several units, they will be liable jointly and severally for all of its obligations under this Agreement and under all documents and messages signed by it, that were prepared by virtue of its provisions.

3.	Handover

The Leasehold will be handed over to the Lessee on the effective date in the Addendum (“Handover Date”) as is and the lease term will commence on that day, whether the Lessee appeared to receive the Leasehold on the Handover Date or not. It is clarified that the power connection to the Leasehold provided by the Lessor will be at a maximum of up to 0.25 amperes per square meter gross of Leasehold, and this only. It is clarified that any cost involved in connection of power that exceeds the foregoing maximum will apply to the Lessee in full and the Lessee shall pay the Lessor and/or the competent authority immediately upon the first demand of the Lessor and/or the competent authority, as the case may be.

To avoid any doubt, it is hereby declared and agreed that appearance of the Lessee on the Handover Date to take possession of the Leasehold will not affect any of the Lessee’s obligations under this Agreement.

4.	The Lease and Lease Term

4.1.
The Lessor hereby leases to the Lessee, and the Lessee hereby leases the Leasehold from the Lessor for the term stipulated in the Addendum (“the Lease Term”) as from the Handover Date. The Lessee shall have the option to extend the Lease Term, if stipulated in the Addendum.

4.2.
The Lessee shall not be entitled to terminate the Lease prior to the end of the Lease Term. No suspension of use of the Leasehold and/or vacation of the Leasehold by the Lessee prior to the end of the Lease Term shall release the Lessee from its obligations under this Agreement, including, but without derogating from the generality of the foregoing, the Lessee’s obligation to pay the rent or service fees (as defined below) to the Lessor.

4.3.
The lease under this Agreement is a net lease and the Lessee will be required to pay all payments for the Leasehold in respect of the Lease Term, whether applicable to the owners or the holders, whether imposed on the date of signing of the agreement or to be imposed in future.

4.4.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach thereof shall constitute a fundamental breach of this Agreement.

5.	Familiarity with the Leasehold

The Lessee declares that it has visited, seen and inspected the Park, the Building and the Leasehold, and their surroundings, is familiar with all of the plans and all details relating to them that affect its engagement in this Agreement and finds everything suitable from every aspect for its purposes, and subject to handover of the Leasehold, to holding it according to the provisions of this contract, and it waive any claim of incompatibility and any other claim related to the Park, the Building, the Leasehold, the possibility of use thereof and its engagement in this Agreement.

To avoid any doubt, the Lessee hereby declares that it accepts the Leasehold as is, without any repair and/or change and confirms that the Leasehold as is does indeed suit it from all aspects and that it shall not demand and shall not be entitled to demand from the Lessor any repair and/or change to the Leasehold.

6.	Purpose of the Lease

6.1.	The Lessee undertakes not to use the Leasehold for any purpose in any manner other than the purpose of the lease as set out in the Addendum.

6.2.
The Lessee undertakes to operate its business in the Leasehold within the purpose of the lease only, without any exception or deviation from the purpose of the lease. Any change or expansion of the purpose of the lease is subject to the prior written consent of the Lessor, which is entitled not to consent to any such change or expansion for any reason, at its discretion.

6.3.
The Lessee declares and undertakes that it has the knowledge, experience and capacity to operate its business as set out in the purpose of the lease. The Lessee will make all efforts, using all resources at its disposal, for its business in the Leasehold to succeed.

6.4.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach thereof shall constitute a fundamental breach of this Agreement.

7.	The Rent

7.1.	The Lessee undertakes to pay the Lessor the rent at the rates, on the dates and in the manner as follows:

7.1.1.	The base rent in the Lease term is CPI-linked and will be paid by the Lessee to the Lessor in advance on the dates set out in the Addendum.

7.1.2.	The base rent payments are CPI-linked according to the following provisions:

“Index”	-
The known consumer price index (including fruit and vegetables) published by the Central Bureau of Statistics and any such index even if published by any other official institution or entity, and any official index that replaces it, whether built on the same data or not.
If any other index is presented and such bureau, entity or institution does not prescribe the ratio between it and the replaced index, the chairman of board of Bank Leumi of Israel Ltd or whomever actually serves as such at any time shall do so, and this at the request of the Lessor.

“Base CPI”	-	As set out in the Addendum.
“New CPI”	-	Meaning regarding each rent payment: The known CPI on the due date of such payment or the actual payment date, all whichever is higher.

If on the actual payment date of any base rent payments, the New CPI is higher than the Base CPI, then such payment will increase by the appropriate ratio between the increase in the New CPI and the Base CPI. If on the actual payment date of any rent payment, the New CPI is equal to or less than the Base CPI, then such payment will remain unchanged.

7.1.3.
It is agreed that the rent and service fees (as defined below) for the first 3 months of the lease, plus VAT thereof, will be paid to the Lessor on the date of signing of the Agreement, and as from the fourth month for the Lease Term, the rent will be paid in advance for every 3 months on the first business day of the month in which the payment is made.

7.2.
To facilitate collection of the rent payments, linkage differences thereof and any other amount due to the Lessor from the Lessee, the Lessee undertakes to give the Lessor, on a date to be determined by the Lessor and in any case within 7 days from signing of this Agreement or 7 days prior to the Handover Date, whichever is earlier, an authorization to debit its account in the standard format at Bank Leumi of Israel Ltd. (“the Bank”), when it is clarified that the rent (including any payment for parking) will be deposited into Bank Account No. [**] managed at the Bank in the name of the Lessor, and that the service fees (as defined below) and all other payments of the Lessee that must to be paid to the Lessor according to the provisions of this Agreement (other than the rent as aforesaid), will be deposited in Bank Account No. [**] at Branch No. [**] managed at the Bank in the name of Africa Israel Properties Ltd. (for it and in trust for the Institute), and all until delivery of notice to the Lessee regarding a change of details of any of the foregoing accounts (if delivered) by the Lessor, or by any of the Lessor units (according and subject to the provisions of section 7.3 below). It is hereby declared, to avoid any doubt, that receipt and any use of the authorization by the Lessor will not be considered as settlement unless all payment have been settled in full and on time. To avoid any doubt, it is clarified that the Lessee undertakes to pay the rent and the other payments applicable to it under this Agreement, throughout the Lease Term, without any conditions, whether it uses the Leasehold or not and whether the Leasehold was at its disposal or not, for any reason.

7.3.
It is hereby clarified that the rent, service fees and all other payments due to the Lessor under this Agreement (including all linkage differences and/or interest thereof) (“the Rent Payments”) are distributed between the Lessor units according to their share of the Leasehold as set out in the preamble to this Agreement.

The Lessee declares that it is aware that any time each of the Lessor units may to give the Lessee notice according to which it will be required, from the date of receipt of the notice onwards, to split the Rent Payments and pay each of the Lessor units their share of the Rent Payments separately, according to the said distribution (“the Split Notice”) and the provisions of Appendix “A1” to this Agreement.

It is agreed that in such case, the Lessee will provide each of the Lessor units separate authorizations to debit its account, by and no later than 3 days from the date of receipt of the Split Notice, each in respect of a separate bank account managed in the name of each of the Lessor units (the details of which are set out in Appendix “A1” to this Agreement), through which the Lessee will transfer to each of the Lessor units their share of the Rent Payments, as set out above.

If the Rent Payments are paid by the Lessee by checks, then immediately and no later than 3 days after receipt of the Split Notice, the Lessee will give each of the Lessor units new checks for their share of the Rent Payments, according to the foregoing distribution, and subject to delivery of the new checks as aforesaid to each of the Lessor units, the Lessee will be entitled to receive from AFI the original checks deposited with it for the Lessor (if deposited).

7.4.
If two consecutive payments of the rent and/or any other amount due to the Lessor from the Lessee are not settled in full on the due date of such payments, nor within 7 days from the date of written notice thereof by the Lessor to the Lessee, then the remaining Rent Payment will be called for immediate settlement and the Lessor will be required to pay all Rent Payments for the entire Lease Term still outstanding at that time, within two business days from the Lessor's first demand, and this without derogating from the Lessor’s right to consider the payment default as a breach of the agreement and its rights arising therefrom. It is hereby declared to avoid any doubt that collection of the rent in such case will not be considered a waiver or consent by the Lessor to the breach of the Agreement by the Lessee.

7.5.
Notwithstanding the foregoing, the rent will increase at the beginning of each year from the second year of the Lease Term at the rate set out in the Addendum and the provisions of section 7.1 above will apply to the increased rent, with the necessary changes.

7.6.
For avoidance of any doubt, the liability to pay rent and all other payment due to the Lessor from the Lessee is imposed on the Lessee absolutely and non-submission of a rent bill by the Lessor does not derogate from such liability.

7.7.	The Lessor will recognize any amount received from the Lessee at its absolute discretion on account of amounts which the Lessee owes the Lessor at that time.

7.8.
The Lessor hereby notifies the Lessee that Africa Israel Properties Ltd. and Af-Sar Ltd. (jointly: “the Borrower”), of the Lessor units, pledged in favor the Bank (for it and in trust in favor of companies from the group Harel Insurance Company Ltd. (jointly: (“the Lender”) and registered in its favor a lien and assignment by way of a first-degree lien on their rights in the land on which the Leasehold is constructed, and inter alia, the Borrower’s rights towards the Lessee under this Agreement, including the right to receive the Borrower’s share of the Rent (including any payment for parking) as well as the Borrower’s share of the collateral provided and/or to be provided by the Lessee to secure such rights, and the Lessee consents to such lien and assignment. AFI undertakes that the foregoing lien on the land will not affect the Lessee’s rights under this Agreement. To avoid any doubt, the Institute's rights in the land, as well as its share of the rent are not pledged in favor of the Lender.

The Lessor hereby gives the Lessee an irrevocable instruction to deposit all of the Rent Payments into the bank accounts whose details appear in section 1 of Appendix “A1” to this Agreement (as the case may be), and this as long as the Lessee has not be given a Split Notice as set out in section 7.3 above, in which case the provisions of section 3 of Appendix “A1” to this Agreement will apply. To avoid any doubt, it is hereby clarified that payments made according to such instruction or according to the Split Notice (as the case may be) will be considered as payment to the Lessor in accordance with this Agreement. The Lessee undertakes to sign the bank appendix, in the format attached as Appendix “A1” to this Agreement. The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

8.	Taxes, Fees and other Payments

8.1.
In addition to the rent and without derogating from the generality of provisions of section 4.3 above, the Lessee undertakes to pay all of the following (“the Lessee's Payments”) during the Lease Term:

8.1.1.
All taxes, fees, municipal rates and taxes, levies, mandatory payments and expenses (“the Taxes”), whether government or municipal paid and/or payable in future, whether currently existing or to be imposed in future for the Leasehold and in respect of the business managed therein, whether by law such Taxes apply to owners, lessee or holder, or whether they apply to owners.

The Taxes that apply to a lessor or holder will be paid by the Lessor directly to the competent authorities, while the Taxes applicable to owners will be paid by the Lessee to the Lessor upon presentation of the document demanding payment of such Taxes to the competent authority.

8.1.2.	The fees and payments for the water and electricity meters.

8.1.3.	VAT on the rent and any other payment made by the Lessee under this Agreement, which will be paid together with the payment for which it is paid.

8.1.4.	The stamp tax applicable to this Agreement, and the documents and messages thereunder and therefore.

8.1.5.	All fees and payments in respect of water and electricity consumption in the Leasehold and applicable for the use of a telephone, if installed, during the Lease Term.

8.1.6.
All payments for the supply of water, electricity, telephone, gas, sewage removal, drainage, municipal rates and taxes, business tax, signage tax, or any other expense in respect of maintenance and/or use and/or operation of the Leasehold, whether the Leasehold is actually used or not.

8.1.7.
Any expense incurred as a result of unreasonable and/or extraordinary use of the Leasehold and its surroundings, including, but without derogating from the generality of the foregoing, expenses for removal of waste caused by the Lessee, repair of the sewage system, etc.

8.1.8.	Any tax and/or levy and/or royalties applicable and/or to be imposed in future on the use of the Leasehold and any activity performed in the Leasehold.

8.1.9.
The insurance expenses, for insurance of the Leasehold by the Lessor (separately or part of insurance of the entire Building), against such risks which the Lessor sees fit, and the insurance amount and other conditions prescribed by Lessor from time to time.

If any of the foregoing payments are due to charges applicable to the entire Building, the Lessee shall pay the proportionate share of the payments applicable to the Building at a ratio of between the gross area of the Leasehold and the gross area of the Building.

8.1.10.	Additional charges pursuant to any law and/or if set out in the Addendum.

8.2.
If the Lessee fails to settle any of the Lessee’s Payments immediately upon the demand of the competent authority or the Lessor, without derogating from such obligation, the Lessor may after provision of two business days’ notice to the Lessee, settle such invoice at the Lessee’s expense and the Lessee will be required to reimburse the Lessor for the full amount paid by it to cover any of the Lessee's Payments as aforesaid within 7 days from the Lessor's first demand.

8.3.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

9.	Non-Applicability of the Tenants Protection Law

9.1.
It is agreed that neither the provisions of the Tenant Protection Law [Consolidated Version], 1972 nor the other tenant protection laws, including the pursuant regulations and orders (“the Law”) shall apply to the Leasehold and/or this Lease Agreement, and that no law that grants the Lessee the status of a protected tenant or the right not to vacate the Leasehold in the cases and on the dates in which the Lessee undertook to do so under this Agreement shall apply to the Leasehold.

9.2.
The parties explicitly declare and confirm that the Leasehold will be located in a Building whose construction was completed after August 20, 1968 and that this lease was made under the explicit condition that the Law shall not apply to it. The Lessee declares that it has not paid and shall not pay the Lessor in connection with this Agreement, any key money or any other consideration that is not rent and/or management fees, and that the Lessee and/or its shareholders shall not be a protected tenant in the Leasehold pursuant to any law and will be precluded from raising any claim or allegation in connection with being a protected tenant or that it has more rights than those conferred explicitly in this Agreement.

9.3.
The Lessee declares that all investments which it makes in the Leasehold and/or the Building will be for its purposes only and that it will be precluded from claiming that such investments are key money or any payment that grants it any rights in the Leasehold and will be precluded from demanding any full or partial participation or reimbursement from the Lessor for such investments.

10.	Repairs, Maintenance and Services

10.1.

10.1.1.
The Lessor and/or the management company on its behalf (“the Management Company”) undertake to provide cleaning and maintenance services for the common property in the Building in the scope and on the level to be determined by them only, provided that they maintain the common property in a proper and reasonable condition.

In return for these services, the Lessor and/or the Management Company may collect from the Building’s tenants, including the Lessee, services fees equivalent to the total expenses incurred by the Lessor and/or the Management Company for provision of such services plus 15% (“Service Fees for the Building”).

The Service Fees which the Lessee will be required to pay to the Lessor and/or the Management Company will be an amount that is proportional to the Service Fees for the Building as a ratio between the total gross area held by the Lessee in the Building, except for the Lessor as long as it does not make actual use of the area held by it or any other ratio to be determined by the Lessor considering the purpose of the lease.

The maintenance department on behalf of the Lessor and/or the Management Company will provide gardening, parking lot operation, elevator maintenance, machinery maintenance and ongoing maintenance services during regular operating hours of the Park, on Sunday to Thursday, between 7:00 am and 5:00 pm.

10.1.2.	Service fee surcharge for buildings with a central cooling system

In a building containing an air-conditioning system based on a central cooling system, the Lessee will pay, in addition to the foregoing Service Fees, an amount out of the operating, maintenance and service costs of the central cooling system on the roof of the Building, equivalent to its proportionate part of the Leasehold out of the total area of the Building and/or according to the reading of the energy meter system, if installed, at the sole discretion of the Lessor.

10.2.
Other than the foregoing in this section, the Lessor shall not be liable for any repairs and/or maintenance and/or inspection and/or any services (“the Services”) in the Leasehold and/or the Building, and no obligation or liability shall apply to the Lessor, whether according to this Agreement or by law, for any damage and/or breakdown and/or defect of any kind in the Leasehold or any equipment in the Leasehold, including air-conditioning equipment, but excluding the manufacturer’s warranty period, whether as a result of faulty work, defective or unsuitable materials, whether they conform with specifications or otherwise, whether discovered during or after the Lease Term, and all whether caused by the works in the Leasehold in the planning or by the Lessor, or in the planning and/or at the initiative and/or request of the Lessee.

10.3.
In the event that the Lessor decides at its discretion and/or is required by any municipal, governmental or other competent authority to perform maintenance and inspection services of any kind in any public area and/or any open private area within the Park, and/or in any Buildings and/or facilities intended to serve or be used by the occupants and/or any part thereof, then the Lessor will be required to pay the Lessor Service Fees as set out below.

The Service Fees to be paid by all holders of Buildings in the Park will be equal to the total expenses incurred by the Lessor for provision of such maintenance services, plus 15% (“the Total Service Fees”). The Service Fees which the Lessee will be required to pay the Lessor will be an amount proportional to the Total Service Fees as a ratio between the gross area of the Leasehold to the total gross built area of all Buildings (including all of their floors) in the Park actually held by the lessees or owners, other than the Lessor as long as it does not actually use the area which it holds.

Notwithstanding the foregoing, the Lessor will be entitled to charge the Lessee additional or greater Service Fees than it would have been required to pay according to the foregoing calculation principle, whenever the services required from use of the Leasehold by the Lessor involve more work or expenses than usual for other lessees in the Park, or that the services at the disposal of the Leasehold allow greater use than other lessees in the Park The foregoing shall also apply, with the necessary changes, if the Lessor decides to provide maintenance and inspection services to the Building.
The foregoing does not impose any obligation on the Lessor to perform any services within or in connection with the Park.

(The Services Fees for the Building, Total Service Fees and any surcharge or increase of the Service Fees as set out in section 10.3 above will be referred to jointly as “the Service Fees”).

10.4.
Whenever the Lessor is required or decides to perform maintenance and/or inspection services as set out in section 10.3 above, it may do so through any other entity which it decides, and may at any time demand that the Lessee signs a service contract with such entity in a format determined by it, provided that the maintenance and/or inspection fees which the Lessee will be required to pay are determined according to the principle of section 10.3 above.

10.5.
It is hereby agreed that the cost of repairs carried out by the Lessor as part of the services provided under this section that are covered by insurance for which the Lessee participated in the payment will not be included in the expenses for calculation purposes of the Service Fees.

11.	Use of the Leasehold

11.1.
The Lessee is required to obtain from the competent authorities all of the licenses required to manage the business in the Leasehold within the purpose of the lease and undertakes to conduct it only according to such licenses and the requirements of the law and any competent authority.

The Lessee declares that it has checked and is aware that the licenses in this section are obtainable and that under no circumstances is the Lessor liable in the event that the Lessee fails to obtain them.

Without derogating from the provisions of this subsection, it is clarified that the Lessee undertakes, as a condition for handing over possession of the Leasehold, to obtain a fire safety certificate from the Rehovot Area Fire Department, and to this end, to provide the Fire Department with any certificate required, to install any facility and/or system required, and all at the expense and responsibility of the Lessee.

11.2.
The Lessee shall not keep any materials, tools, equipment, products, inventory or any other movable property (“the Movable Property”) outside the Leasehold without the Lessor’s consent. In the event that any Movable Property of the Lessee is found outside the Leasehold without the Lessor’s consent, the Lessor will be entitled to remove them at the Lessee’s expense and shall not be liable for their integrity.

11.3.
The Lessor will obey all laws, regulations and bylaws applicable to the Leasehold, use thereof and the business, work and actions performed therein. Without derogating from the foregoing, the Lessee, and it alone, shall be liable in the event that offenses and/or violations of the law are committed in the Leasehold.

11.4.
The Leasehold or any part thereof is not to be used in a manner that results in noise, odors, shocks, pollution, smoke, dust or any other hazards that exceed the bounds of reasonableness with attention to the nature of the Park in general and the nature of the close surroundings of the Leasehold in particular.

11.5.
The Lessee shall not dispose in the sewage system waste whose quality or quantity might damage this system, or impair its proper function, or may endanger ordinary use of water sources, rivers, lakes, the sea or any other source.

For the purposes of this paragraph - “sewage system” - the central sewer or absorption pits and any drainage system and water purification plants, if any.

The Lessee shall ensure that there are no solid materials in the waste water that may damage or block pipes, ducts, the sewage pipeline, manholes, measuring instruments, or purification plants.

11.6.
The Lessee undertake not to hang, install or paint any signs, marks or any other advertising media in any part of the Building in which the Leasehold is located without the Lessor’s prior consent. The Lessor has the right to receive, at its expense, a sign at the entrance to the Park, in the Building and on the floor on which the Leasehold is located in the standard format at the Park.

11.7.	No use may be made of any site outside the Leasehold other than for the purpose of access to the Lessee in the manner determined by the Lessor from time to time.

11.8.
The Lessee will bear any fine or penalty imposed for the conducting of the business and/or use of the Leasehold by the Lessee and/or its employees and/or agents and/or customers without a permit or in violation of the permit, whether imposed upon the Lessor, the Management Company or the Lessee.

11.9.	None of the foregoing shall be construed as the Lessor's permission for the Lessee to use the Leasehold and/or conduct business therein without a permit and/or in violation thereof.

11.10.	It is agreed that non-submission of any license required by the Lessee to conduct its business in the Leasehold shall not release it from fulfillment of any of its obligations under this Agreement.

11.11.
The Lessee undertakes not to make any use of the Leasehold and any materials and devices installed therein and not to perform any actions therein that pose risks that exceed those insured as set out in this Agreement without the Lessor’s prior written consent. If such consent is granted, the Lessee undertakes to maintain insurance to the Lessor's satisfaction against any bodily harm or property damage that may be caused by such risks, and this without derogating from the Lessor’s right to use such additional insurance independently and the Lessee’s obligation to reimburse the Lessor for any amount incurred in this regard immediately upon its demand.

11.12.
The Lessee will use the Leasehold and its surroundings in a manner that does not disturb other lessees in the Building, their welfare and benefit from their leaseholds, while maintaining and cleaning the common property in the Building and its facilities.

11.13.	If the Leasehold contains a floor and/or apartment protected space (“the Shelter”), the following provisions will apply:

11.13.1.
The Lessee confirms that it is aware that according to the provisions of the law, the Shelter is to be used by the public in emergencies, and therefore, undertakes to have a separate and direct entrance from the public areas to the Shelter all times.

11.13.2.
The Lessee undertakes to comply with the provisions and requirements of any law, including the regulations of the Home Front Command, planning and building laws regarding the Shelter, including the provisions regarding the permitted interior construction, the evacuation times of the Shelter in emergencies, etc., and it shall not have any claim and/or suit and/or demand due to and in respect of the foregoing, including in connection with any unilateral demand from the competent authorities to vacate the Shelter, and the Lessee will bear any fine, if imposed (including on the Lessor) due to use of the Shelter.

11.13.3.	It is hereby clarified that the purpose of use of the Shelter is subject to the provisions of the law.

11.13.4.
The Lessee confirms that it is aware that the Shelter is defined in the building permit as a “service area”, and in any event, it undertakes not to use the Shelter for “main purposes”, as defined in the Planning and Building (Calculations of Areas and Building in Plans and Permits) Regulations, 1992, and it shall have no claim and/or suit and/or demand due to and in connection with the foregoing, including any unilateral demand from competent authorities to vacate the Shelter. The Lessee hereby undertakes that whenever a competent authority demands cessation of use of the Shelter for the foregoing purposes of use, it shall obey such demand immediately, whether the demand was addressed to the Lessor or directly to it, and it waves any claim and/or suit and/or demand against the Lessor in this regard. In the event that use of the Shelter is prohibited for the foregoing purposes of use, and cessation thereof is required at the instruction of a competent authority as aforesaid, the Lessor may terminate the Lessee’s use of the Shelter (without derogating from the Lessee’s lease in the Leasehold), without the Lessee having any claim and/or suit and/or demand against the Lessor, and the Lessee undertakes to vacate the Shelter immediately.

11.13.5.
The Lessee undertake to maintain the Shelter fit for use at all times for its function as a Shelter pursuant to the provisions of any law and competent authority, as shall be from time to time, and to allow the general public to use the Shelter when necessary. The keys to the public entrances to the Shelter will be kept by the Management Company and/or the Lessor.

11.14.
Without derogating from the foregoing in this section, the Lessee undertakes not to make any use of the property that causes noise and/or a nuisance and/or pollution and/or any related result that is contrary to the provisions of any law, and without derogating from the generality of the foregoing, will not make use of the Leasehold that directly and/or indirectly involves and/or creates chemical compounds and/or smoke and/or gases and/or bad odors and/or other active materials that do and/or might harm the environment in any way.

It is hereby especially emphasized that in any event, the Lessee must refrain completely from cooking and/or frying in the Leasehold and if the Lessee is permitted to operate a dining room, kitchenette, etc. in the Leasehold, this will only allow it to heat prepared food there, and under conditions as instructed by the Lessor, including with regard to installation of hoods, etc.

11.15.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

11A.	Bulk Power Supply

It is agreed by the parties that the following provisions shall apply regarding the Leaseholds in which power supply is by bulk supply:

(1)
The Lessee declares that it is aware that the Lessor is the exclusive rights holder towards Israel Electric Corp. Ltd. (“IEC”) with regard to receipt and supply of power to the Leasehold and/or the Building and/or the public areas and/or the air-conditioning system in the Building and/or in the Leasehold. The Lessee hereby absolutely and irrevocably waives the right to contract with IEC with regard to the foregoing power supply, and undertakes to act according to the provisions of Appendix “G” to this Agreement.

(2)
The charges for power supply and the related services provided by the Lessor and/or the Management Company to the Lessee as well as the rules regarding such power supply and related services are set out in Appendix “G” to this Agreement.

(3)	The provisions regarding power supply as set out in Appendix “G” shall apply.

12.	Prohibition on Alterations

12.1.
The Lessee undertakes not to make any alterations, repairs, refinements, additions or any construction works in any sense in the Leasehold (all will be referred to jointly below as “the Works”) without the Lessor’s prior written consent.

It is particularly hereby emphasized that window bars or air-conditioners may only be installed in the Leasehold with the Lessor’s prior written consent and in the manner determined by the Lessor.

12.2.
If the Lessor provides prior written consent to perform such Works, the Lessee shall perform them at its expense and liability. The Lessee shall only perform the Works in the Leasehold, including any alteration and/or renovation and/or separation and/or construction and/or adjustment Works, according to the provisions of this section below:

12.2.1.
Prior to commencement of the Works, the Lessee shall provide the Lessor with a set of detailed architectural, plumbing, electrical, air-conditioning and safety plans together with bills of quantities and technical specifications, which will be referred to jointly below as “the Plans”. The Lessee shall only perform any work of any kind in the Leasehold according to the Plans and technical specifications approved in advance and in writing by the Lessor, at its sole discretion, and according to the guidelines of a certified safety advisor. It is clarified in this regard that refusal in respect of any alteration to the structure or shell of the Building, or its systems, shall not be considered unjustified (all such Works as and if approved in writing by the Lessor shall be referred to below as “the Construction Works). Prior to commencement of the Works, the Lessor will also provide the Lessor with a list of system consultants and contractors with which the Lessee intents to engage for planning and performance of the Construction Works (“the Construction Consultants”; “the Contractors”). The Lessee will carry out the Construction Works only according to Plans designed by the system consultants and Contractors approved by the Lessor in advance and in writing, at its sole discretion, and the Lessee shall have no claim and/or demand in this regard. It is clarified that any delay in handing over of the Leasehold to the Lessee as a result of a delay in submission of the Plans and/or list of system consultants and/or Contractors for approval by the Lessor shall under no circumstances defer the date of charging the Lessee for any payments applicable to it for the Leaseholder under this Agreement and the Lessee will be charged for all payment applicable to it by virtue of this Agreement from the Handover Date onwards, as defined in the Addendum.

12.2.2.
The process of the Works will be performed in full coordination with the Lessor, updating it on every material detail. Modifications to the Lessee’s Plans and/or specifications, if any are made after approval thereof by the Lessor, will be forward to the Lessor for approval prior to performance thereof, and will only be made after such approval. In particular, but without derogating from the generality of the foregoing, it is hereby emphasized that the Lessee shall not alter and/or damage the shell of the Building, including due to making holes and/or openings, etc.

12.2.3.
The Lessee undertakes that the Contractors on its behalf, that will carry out the Construction Works in the Leasehold, will be certified, registered contractors who are reputable in their field. It is clarified the Lessee is responsible for ensuring and verifying that the Contractors on its behalf carrying out the Construction Works, perform inspection repairs, including according to the law, for all Works in the Leasehold. The Lessee further undertakes that all the materials and products intended for performance of the Construction Works will be of excellent quality and type and in accordance with the latest Israeli standards.

12.2.4.
The Lessor shall not be liable for the Construction Works and the Lessee will be solely liable for everything related and involved in the Construction Works, including liability for any property damage or bodily harm, if caused to a third party, or the property of the Lessor and/or the Lessee and/or any third party. Furthermore, the entire liability regarding the quality of the materials and the Works, including performance of the Construction Works according the Plans and pursuant to any law will apply solely to the Lessee, and it alone will be responsible for carrying out any repairs and inspections of the Works at its expense during the Lease Term of the Leasehold.

12.2.5.
The Lessee undertakes to purchase, and maintain valid throughout the period of the Works in the Leasehold, appropriate all risk insurance policies as is customary with performance of Construction Works, and will provide the Lessor with an insurance certificate for the Construction Works in the format set out in Appendix “D-1” to this Agreement, prior to commencement of the Works and prior to bringing of any equipment into the Leasehold by or for the Lessee.

12.2.6.
Without derogating from the Lessee’s liability under this Agreement, and without imposing any liability on the Lessor, the Lessor, through a representative on its behalf, will have the right to enter the Leasehold at any time during performance of the Works, and this with the aim of checking compliance with the provisions of this Agreement by the Lessee, including testing the quality of the materials to be used by the Lessee in performance of the Works and performance of the Works according to the approved Plans. If the Lessor finds that the Lessee does not strictly comply with all provisions of this Agreement, the Lessor will have the right to instruct the Lessee, through its representative in the field, to perform an act imposed on the Lessee under this Agreement or to refrain from performing an act which the Lessee is prohibited from performing under the provisions of this Agreement.

12.2.7.
Without derogating from the provisions elsewhere in this Agreement, the Lessee hereby declares explicitly that it is exclusively and solely liable for submission of a license and/or permit for performance of the Construction Works, and that it undertakes to perform and supervise all Construction and Works according to this Agreement and the provisions of any law. Any permit and/or approval, if granted by the Lessor to the Lessor, will be valid only subject to the provisions of any law.

12.2.8.
The Lessee undertakes to perform the Works in a manner that prevents to the extent possible and reduces to a minimum necessary, any nuisance to the areas adjacent to the Leasehold, and undertakes to take all reasonable measures to prevent and/or reduce any such nuisance.

12.2.9.
During and after completion of the Works, the Lessee shall at its expense remove all waste of any kind, including construction waste, related materials, residues, residual packaging, etc., to an authorized waste site and according to the law. If possible, the Lessor will allow the Lessee to place a skip next to the Building during performance of the Works, at the Lessee’s expense, for removal of construction waste, related materials, residues, etc., all subject to the Lessor’s guidelines, including with regard to the location of such skip.

12.2.10.	Without derogating from the foregoing, the Lessee undertakes to follow the provisions of Appendix “E” to this Agreement regarding working with heat procedures.

12.3.	If Works are carried out without the Lessor's consent, then without derogating from its right to consider this a breach of this Agreement, the Lessor will be entitled:

12.3.1.
To require the Lessee to demolish the Works, in whole or in part, and/or disassemble and/or remove them from the Leasehold, in which case, the Lessee will be required to carry out all repairs in the Leasehold required as a result, in order to restore the Leasehold to its condition prior to performance of the Works, and to complete them within 14 days of the Lessor’s demand. If the Lessee fails to do so, the Lessor may do so at the Lessee’s expense, or -

12.3.2.	Keep the Works as its property and the Lessee agrees that the Works will be the exclusive property of the Lessor without being entitled to anything in return.

12.4.	If Works are performed with the Lessor’s consent, then when the Lessee vacates the Leasehold, the Lessee will have the following choice:

12.4.1.
To demolish and/or disassemble and/or remove them from the Leasehold, in which case, the Lessee will be required to carry out all repairs in the Leasehold required as a result, in order to restore that part of the Leasehold in which the Works were perform to its previous condition prior to performance of the Works, and to complete this no later than by the end of the Lease Term under this Agreement. If the Lessee fails to do so to the Lessor’s satisfaction, the Lessor may do so at the Lessee’s expense, or -

12.4.2.	Leave the Works in the Leasehold, in which case they will be the property of the Lessor without the Lessee being entitled to anything in return.

12.4.3.	The Lessee must notify the Lessor by 90 days prior to the end of the Lease Term of its choice between the alternatives set out in sections 12.4.1 and 12.4.2 above.

12.5.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

13.	Furniture and Equipment

The Lessee is entitled to furnish the Leasehold and install equipment therein, provided that installation of any furniture and equipment does not damage the Leasehold. The equipment which the Lessee may install and operate in the Leasehold is subject to section 12 above.

14.	Maintenance of the Leasehold

14.1.
The Lessee undertakes to use the Leasehold carefully and reasonably, to keep it and its surroundings clean and to avoid any spoilage and damage to the Leasehold, including all of the facilities that serve the Leasehold, independently or together with other lessees.

14.2.
The Lessee will be required to immediately repair any damage and/or spoilage caused to the Leasehold and facilities, as set out in section 14.1 above, and to immediately replace any lost or damaged installed fixture with another similar fixture. Without derogating from the foregoing, the Lessee undertakes to maintain a high level of cleanliness and maintenance in the Leasehold and its surroundings.

14.3.
If the Lessee fails to make any such repairs, or fails to replace any unit which it is required to replace as aforesaid, the Lessor may, but is not obligated, to do so at the Lessee’s expense, and in any event, the Lessee will be required to compensate the Lessor fully for any such damage, spoilage and loss.

14.4.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

15.	Liability and Indemnity

15.1.
Neither the Lessor nor any party acting and/or operating on its behalf shall be liable in any way for any damage and/or harm that caused to the Lessee and/or the Leasehold and/or the business conducted in the Leasehold and/or equipment and/or facilities in it or its surrounding.

15.2.
Without derogating from the generality of subsection 15.1 above, neither the Lessor nor any person acting and/or operating on its behalf shall in any way be liable for bodily harm and/or property damage of any kind that may be caused to the Lessee and/or its employees and/or any party acting on its behalf, including its agents, suppliers, representatives, Contractors, customers and any other person in the Leasehold, whether with permission or not.

15.3.
To avoid any doubt, the Lessee, and it alone, will be liable for any damage, including bodily harm and/or property and/or reputation damage and/or prevention of profits incurred by the Lessor and/or any third party in connection with the negligence of the Lessee and/or any party on its behalf and any tort that occurs, and all in connection with possession of the Leasehold and/or use of the Leasehold and/or the Building and/or the Park by the Lessee and any party on its behalf.

15.4.
The Lessee will indemnify the Lessor and/or any party on its behalf for any damage and/or claim and/or charge which the Lessor and/or any party on its behalf demands to be paid in connection with any damage and/or tort for which the Lessee is liable as aforesaid, all immediately upon receipt of the Lessor’s first written demand.

16.	Insurance

The Lessee’s Insurance Policies

16.1.	Without derogating from its liability under this Agreement and/or by law, the Lessee undertakes to purchase and maintain the following insurance policies: -

Prior to the date of commencement of the Leasehold adjustment works for the Lessee’s activities, if any, and throughout the entire period of performance thereof (“the Period of Works”), the Lessee undertake to purchase and maintain the insurance policies and other conditions, as set out in sections 16.2 and 16.3 below.

At the end of the Period of Works, prior to the date of taking possession of the Leasehold or prior to bringing any property into the Leasehold (other than property used for performance of Leasehold adjustment works and insured as per section 16.1 below), whichever is earlier, and throughout the lease term (“the Lease Term”), the Lessee undertakes to purchase and maintain the insurance policies and other conditions, as set out in sections 16.4 to 16.10 below.

The Lessee’s Insurance Policies for the Period of Works

16.2.
For the Leasehold adjustment Works for the Lessee’s activities, if any, the Lessee undertakes to purchase and maintain all risk insurance covering contract works, at its expense, throughout the Period of Works and a maintenance period of at least 12 months from completion of the Works, under the terms and for the amounts set out in the insurance certificate for the Works attached to this Agreement as Appendix “D-1”, which is an inseparable part thereof (“Insurance Policy for the Works” and “Insurance Certificate for the Works”, respectively, as the case may be).

The Insurance Policy for the Works will have priority over any insurance purchased by the Lessor and/or the Management Company.

Without the need for any demand from the Lessor, the Lessee undertake to provide the Lessor, prior to commencement of the Works and as a precondition for implementation thereof, with an Insurance Certificate for the Works duly signed by its insurer. The Lessee also undertakes to ensure and verify that the Insurance Policy for the Works is prepared as required and will be valid throughout the Period of the Works and an expanded maintenance period of 12 months.

The Lessee further undertakes to bring about any change required by the Lessor and/or the Management Company in the foregoing Insurance Certificate in order to adjust it to its liabilities under this Agreement. However, it is clarified that purchasing of the Insurance Policy for the Works and/or the right of criticism granted to the Lessor and/or the Management Company with respect to the Insurance Certificate and/or the Insurance Policy for the Works, its quality, scope, validity or absence thereof does not derogate from the Lessee’s liability and/or obligations under this Agreement and/or any law.

The Lessee declares that it is aware that provision of the Insurance Certificate as aforesaid is a precondition to performance of the Works and/or bringing property into the Leasehold for performance thereof and the Lessor may prevent it from performing the Works and/or bringing such property in the event that the Insurance Certificate is not provided on time.

16.3.
The Lessee exempts the Lessor, the Management Company, their employees and directors, and the other lessees and/or tenants and/or the other rights holders in the Park (“the Other Rights Holders”), whose lease agreements or any other agreement that grants them rights in the Park include a parallel exemption in favor of the Lessee, from liability for any loss and/or damage in respect of which it is entitled to indemnity according to the insurance as set out in section 1 of the Insurance Certificate for the Works (or for which it would have been entitled to indemnity if not for the deductible) and it shall have no claim and/or demand and/or suit against the foregoing for such loss and/or damage. The foregoing regarding exemption from liability will not apply in favor of whoever causes damage maliciously.

The Lessee’s Insurance Policies for the Lease Term

16.4.
Without derogating from the Lessee’s liabilities under this Agreement and/or any law, the Lessee undertakes to purchase and maintain the insurance policies at its expense throughout the Lease Term under terms and for amount as set out in the Insurance Certificate attached to this Agreement as Appendix D-2, which is an integral part thereof (“the Lessee’s Insurance Policies” and “the Insurance Certificate”, respectively, as the case may be).

Notwithstanding the foregoing, it is agreed that the Lessee may not purchase consequential loss insurance as set out in section (4) of the Insurance Certificate, in whole or in part. However, the exemption as set out in section 16.9 below will apply as if such insurance was purchased in full.

For the avoidance of doubt, it is hereby clarified that the liability limits required under the Lessee’s Insurance Policies are a minimum requirement imposed on the Lessee. The Lessee declares and confirms that it shall be precluded from raising any claim and/or demand against the Lessor and/or the Management Company and/or any party acting on its behalf with respect to the foregoing minimum liability limits.

16.5.	The Lessee’s Insurance Policies will have priority over any insurance purchased by the Lessor and/or the Management Company.

16.6.
The Lessee undertakes to comply with all of the terms of the policies purchased by it, to pay the premiums in full and on time, to ensure that the Lessee’s Insurance Policies are renewed from time to time as necessary and that they are valid throughout the Term of the Agreement.

16.7.
Prior to the date of receipt of possession of the Leasehold or prior to bringing any property into the Leasehold (other than property insured under the Insurance Policy for the Works), whichever is earlier, and without the need for any demand from the Lessor and/or the Management Company, the Lessee undertakes to provide the Lessor with an Insurance Certificate duly signed by its insurer.

Immediately at the end of the insurance term, the Lessee will provide the Lessor with an updated Insurance Certificate for renewal of the validity of the Lessee's Insurance Policies for a further insurance term, and for every insurance term, as long as this Agreement is valid.

The Lessee further undertakes to bring about any change required by the Lessor and/or the Management Company in the foregoing Insurance Certificate in order to adjust it to its liabilities under this Agreement. However, it is clarified that purchasing of the Lessee’s Insurance Policies and/or the right of criticism granted to the Lessor and/or the Management Company with respect to the Insurance Certificate and/or the Lessee’s Insurance Policies, their quality, scope, validity or absence thereof, does not derogate from the Lessee’s liability and/or obligations under this Agreement and/or any law.

16.8.
The Lessee declares that it is aware that provision of the Insurance Certificate as aforesaid is a precondition receiving possession of the Leasehold and/or bringing property into the Leasehold (other than property insured under the Insurance Policy for the Works) and the Lessor may prevent it from taking possession of the Leasehold and/or bringing property as aforesaid in the event that the Insurance Certificate is not provided on time.

The Lessee also declares that it is aware that failure to present the Insurance Certificate on time shall not derogate from its obligations under this Agreement, including any payment liability, and the Lessee undertakes to comply with its obligations under this Agreement, in full and on time, even if prevented from taking possession of and/or bring property into the Leasehold.

16.9.
The Lessee exempts the Lessor, the Management Company, their employees and directors, and any other parties whose lease agreements or any other agreement that grants them rights in the Park include a parallel exemption in favor of the Lessee, from liability for any loss and/or damage for which it is entitled to indemnity under the property and consequential loss insurance as stipulated in sections (1) to (4) of the Insurance Certificate (or for which it would have been entitled to indemnity if not for the deductible) and it shall have no claim and/or demand and/or suit against the foregoing for such loss and/or damage. The foregoing regarding exemption from liability will not apply in favor of whoever causes damage maliciously.

16.10.
The Lessee undertakes not to perform and not to permit its representatives to perform and act or omission that increases the insurance expenses applicable to the Lessor and/or the Management Company and/or the Other Rights Holders, for the insurance of the Park or its lessees.

In the event that the Lessor and/or the Management Company are required to pay any premium in addition to the usual premium for the Lessee’s operations, the Lessee undertakes to pay the Lessor and/or the Management Company such addition immediately upon their first demand.

The Lessee undertakes to comply with the insurance procedures and guidelines published from time to time by the Lessor and/or the Management Company.

The Lessor’s Insurance Policies

16.11.
Without derogating from its liability under this Agreement and/or pursuant to the law, the Lessor undertakes to purchase and maintain the following insurance policies, independently and/or through the Management Company, throughout the Term of the Agreement (“the Lessor’s Insurance Policies”): -

(A)
An extended fire insurance policy covering the replacement value of the structure of the Building, including all of its systems, fixtures and facilities. The insurance policy will include a waiver of subrogation against the Lessee and its employees and directors, provided that such waiver of subrogation does not apply in favor of any person who causes damage maliciously.

(B)
An insurance policy for loss of rent and/or management fees due to loss and/or damage to the property insured as per section 16.11(A) due to extended fire risks (excluding break-in), for an indemnity period of 12 months. The insurance policy will include a waiver of subrogation against the Lessee and its employees and directors, provided that such waiver of subrogation does not apply in favor of any person who causes damage maliciously.

Notwithstanding the foregoing, it is agreed that the Lessor may not purchase such insurance, in whole or in part. However, the exemption as set out in section 16.12 below will apply as if such insurance was purchased in full.

(C)
A third party liability insurance policy to cover the liability of the Lessor and/or the Management Company according to the law for bodily harm and/or property damage caused to any person and/or entity, with liability limits of USD 2,000,000 per incident and cumulatively for an annual insurance term. This policy shall be extended to indemnify the Lessee for its liability for the acts and/or omissions of the Lessor and/or the Management Company, subject to a cross-liability clause.

(D)
An employers’ liability insurance policy to cover the liability of the Lessor and/or the Management Company in accordance with the Torts Ordinance [New Version] and/or the Defective Product Liability Law, 1980 toward its employees for bodily harm and/or illness caused to them during and due to their work, with liability limits of USD 5,000,000 per claim, per incident and cumulatively for an annual insurance term. The policy will be expanded to indemnify the Lessee if it is considered to be the employer of any of the employees of the Lessor and/or the Management Company.

16.12.
The Lessor declares, in its name and the name of the Management Company, that it shall not have any claim and/or demand and/or suit against the Lessee and its employees and directors for loss and/or damage for which the Lessor and/or the Management Company are entitled to indemnity under the insurance policies set out in sections 16.11(A) and 16.11(B) above (or for which it would have been entitled to indemnification if not for the deductible) and it exempts the Lessee and its employees and directors from liability for any such loss and/or damage. The foregoing regarding exemption from liability will not apply in favor of whoever causes damage maliciously.

16.13.
The Lessee undertakes to bear the proportionate insurance premium for the Lessor's Insurance Policies, based on the area of the Leasehold, and to pay them to the Lessor immediately upon its first demand.

16.14.
To avoid any doubt, it is clarified that purchasing of the Lessor's Insurance Policies by the Lessor and/or the Management Company does not derogate from the Lessee’s obligations and/or liabilities under this Agreement and/or pursuant to the law.

17.	Lessor’s Access to Leasehold

17.1.
The Lessor and/or its representatives, and any party acting on its behalf have the right to construct additional floors in or around the Building and/or to perform other construction works and/or to pass any pipes, ducts and other conductors through (or over) the Leasehold for water, sewage, channeling, gas, electricity, telephone or for any other purpose, and to carry out any other works or installations in the Leasehold, for the purpose of use of the property adjacent to the Leasehold, and for any other similar purpose, provided that such powers are exercised in a manner that reduces, as far as possible, the inconvenience and disturbance caused thereby, and on condition that the Lessor carries out or causes its representatives or the parties acting on its behalf to carry out all repairs required in the parts of the Leasehold that are damaged by performance of such works to restore them to their previous condition.

17.2.	The Lessor or its representatives have the right, if possible after giving the Lessee notice:

17.2.1.	To enter the Leasehold at any acceptable time in order to examine whether the terms of this Contract are being complied with.

17.2.2.	To enter the Leasehold at any acceptable time and to carry out any repairs required within the Leasehold for the purpose of the Building or any part thereof.

17.2.3.	In the last six months of the lease, to enter the Leasehold during standard operating hours together with visitors.

17.2.4.	To instruct the Lessee to carry out any repairs in the Leasehold that may be necessary within the Leasehold, whether related to the Leasehold or to other parts of the Building.

17.3.
The Lessee undertakes not to deprive the Lessor of access to the Leasehold as stipulated in sections 17.1 and 17.2 above and to allow it or those acting on its behalf to perform the works set out in those sections.

18.	Rights Transfer Prohibition

18.1.
The Lessee undertakes not to transfer the lease of the Leasehold or any part thereof to others, not to hand over, transfer or lease the Leasehold or any part thereof, not to permit others to use the Leasehold or any part thereof, not to share with others the possession and/or use and/or benefit of the Leasehold or any part thereof and/or the business conducted in the Leasehold, and not to transfer to others any easement or right in the Leasehold or any part thereof, all whether for a consideration or not, and not the transfer, pledge or encumber its rights under this Agreement.

18.2.
With regard to section 18.1 above, if the Lessee is a company, any action of any kind that causes a change in control of the Lessee will be considered to be a transfer that requires the company’s consent. Definition of the term “control” in this section: “Holding of at least 51% of the shares and rights of any kind in a company, including the right to appoint at least 51% of the directors and the right to appoint the CEO.”

18.3.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

19.	The Vacation

19.1.
The Lessee under takes to vacate the Leasehold and hand it over to the Lessor no later than on the date of termination of the Lease Term and/or if the agreement is canceled by the Lessor due to a breach by the Lessee as set out in section 23.1 below. The Lessee undertakes that on the date of vacating the Leasehold and returning it to the Lessor, the Leasehold shall be vacant and free of any person or object, when it is in a good, proper and tidy condition, as it was received, subject to the provisions of sections 3 and 12 above, and subject to wear and tear due to reasonable and careful use of the Leasehold by the Lessee in accordance with the provisions of this Agreement. To avoid any doubt, it is hereby agreed that the Leasehold will be returned to the Lessor repainted or re-whitewashed by the Lessee at its expense with paint or whitewash in the color, material and quality as received by the Lessee from the Lessor.

19.2.
If the Lessee fails to comply with its obligations under section 19.1 above, then without derogating from the Lessor’s right to exercise its rights in any manner it sees fit and without derogating from the other rights at the Lessor’s disposal pursuant to any law and/or contract under the circumstances, the Lessee will be required to pay the company, as long as it fails to meet its foregoing obligations, appropriate usage fees in the amount stipulated in the Addendum, plus VAT, per day, and this as liquidated damages.

Furthermore, the Lessee will be required to pay the Service Fees for the Building and the Total Service Fees, plus VAT, for the period of delay in vacation, and it is hereby agreed that with regard to payment of such Service Fees, a delay in vacation for part of a month will be considered a delay for an entire month.

The appropriate usage fees will be CPI-linked and the provisions of section 7.1 above will apply, with the necessary changes.
The agreed payment date of the damages for each day of delay in vacation will be at the beginning of each day of delay as aforesaid.

It is agreed and declared explicitly between the parties that the amount of the liquidated damages was determined following a careful and cautious estimate and in reasonable proportion to the damage that would have been foreseeable at the time of execution of this Agreement, caused to the Lessee due to the Lessee’s failure to vacate the Leasehold on the said date, and the Lessee shall voice no claim that the said amount was determined as a fine and will be precluded from making such a claim.

19.3.
It is agreed and declared explicitly by the parties that the provisions of section 19.2 above do not release the Lessee from its obligations under section 19.1 above and/or grant it any right of any kind, including, but without derogating from the generality of the foregoing, any protected lease rights pursuant to the law and/or do not constitute the Lessor's consent to extension of the Lease Term of the Leasehold by the Lessee and/or derogate from or reduce the rights and/or harm the right of the Lessor to receive any other relief or remedy in accordance with this Agreement or the law, including removal of the Lessee from the Leasehold and additional compensation for any damage incurred by the Lessor due failure to vacate the Leasehold by the Lessor on time.

19.4.
If upon vacating and returning the Leasehold to the Lessor, the Leasehold is not in the condition as stated in section 19.1 above, then the Lessee will be required to reimburse the Lessor upon its first demand for any expenses which it incurs in order to restore the Leasehold to the condition in which the Lessee should have returned it to the Lessor, and all expenses involved, and to compensate it for any damage, loss and prevention of profit that would have arisen from the condition of the Leasehold and/or the need to bring it to a good and proper condition, and from performance of the works involved.

19.5.
The Leasehold shall be vacated and returned to the Lessor in the presence of the Lessor and the Lessee, who will prepare a vacation protocol reflecting the state of the Leasehold at such time. In the event of vacation without the presence of the Lessee by its own fault, the protocol will be prepared by the Lessor alone and its contents will bind the Lessee.

19.6.
In addition to the Lessor’s right under any law and this Agreement, in the event that the Lessee fails to vacate the Leasehold on time, the Lessor or anyone appointed by it is authorized and entitled, and the Lessee hereby grants its consent and permission, to enter the Leasehold breaking the locks and replacing them with others, using reasonable force, to take exclusive possession thereof and to remove the Lessee’s belongings from it and store them at the Lessee's expense and responsibility wherever it sees fit, and the Lessee shall be required to reimburse the Lessor for all expenses which it incurs in this regard.  The Lessor shall not be liable for any damage of any kind caused to the Lessee and/or its property, if any, during performance of the said actions by the Lessor, and the Lessee shall not make and hereby waives any claim or suit against the Lessor due to performance of all of the foregoing.

19.7.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach of all or part thereof shall constitute a fundamental breach of this Agreement.

20.	Collateral

20.1.

20.1.1.	As security for fulfillment of the Lessee’s obligations under this Agreement, the Lessee will provide the Lessor with all of the following collateral within 48 hours of signing this Agreement:

A.
An autonomous, unconditional, negotiable bank guarantee prepared in favor of the Lessor, exercisable in part, in the format of Appendix “H” to this Agreement, in an amount equivalent to 9 months’ rent plus VAT and service fees for 9 months’ lease, based on the latest known rate prior to provision of such guarantee, plus VAT as required by law. The amount of the guarantee will be linked to the Base-CPI and the provisions of section 7.1 above will apply to linkage of the amount of the guarantee with the necessary changes.

B.
A deed of guarantee in the format attached to this Agreement as Appendix “H” duly signed by guarantors approved by the Lessor in advance as guarantors of all of the Lessee’s obligations, severally or jointly with it.

20.1.2.
If the rent and/or maintenance fees and/or VAT rate is updated and/or changed, then the Lessee will provide the Lessor, within 14 days from receipt of the Lessor’s demand, with a replacement or additional bank guarantee securing the rent payments for a period of nine months according to the monthly payment rates.

20.1.3.
The Lessee undertakes to renew the guarantee or guarantees from time to time, and this no later than 7 days from expiration thereof. If the Lessee fails to do so, the company will be entitled to exercise them, and this without releasing the Lessee from its obligation to provide the Company with a new guarantee or guarantees and any of its obligations under this Agreement. If the amount exercised under the guarantee as aforesaid exceeds the amount due to the Lessor from the Lessee at that time, the balance will be deposited by the Lessor in a deposit under the terms to be determined by the company at that time. The Lessee shall not be entitled to any compensation and/or other payment for any direct or indirect damage or any other payment for exercise of the guarantee or guarantees by the Lessor according to this section.

20.2.
In any event that moneys are due, if any, to the Lessor from the Lessee according to the provisions of this Agreement and/or for breach thereof, the Lessee will be entitled to use the bank guarantee deposited with it in a total amount equal to the amounts due to the Lessor from the Lessee, if any.

20.3.
It is agreed and declared between the parties that provision of the bank guarantee by the Lessee to the Lessor and/or presentation thereof for redemption by the Lessor does not derogate from the Lessor's right to collect from the Lessee in any manner possible, the damage caused due to a breach of any of the Lessee’s obligations under this Agreement, or release the Lessee from any of its obligations under this Agreement and/or grant it any right protected by law and/or limit the Lessor in exercising its foregoing rights and/or limit the amount of the compensation and/or damages which the Lessor will be entitled to receive from the Lessee due to a breach of any of its obligations under this Agreement.

20.4.
The Lessor shall be entitled to use the bank guarantee and/or guarantees according to section 20.1.1 above at its absolute discretion and use of the guarantees, or any of them, does not derogate from any of the Lessor’s rights under any contract and/or law.

20.5.
If the Lessee does not owe anything to the Lessor pursuant to this Agreement, the Lessor will be required, at the end of 90 days from the date of return of the Leasehold by the Lessee to the Lessor, to return the bank guarantee to the Lessee, subject to presentation of all receipts and payment confirmations of the various payments by the Lessee.

20.6.	The provisions of this section constitute a fundamental condition of this Agreement, and any breach thereof shall constitute a fundamental breach of this Agreement.

21.	Indemnification of the Lessor

In the event that the Lessee fails to fulfill any of its obligations under this Agreement, then the Lessor will be entitled (but not obligated), in addition to and without derogating from its rights and powers under this Agreement and the law, to pay for performance everything which the Lessee should have done, and the Lessor will be required to reimburse and pay the Lessor, immediately upon its demand, for any payment or expense incurred by the Lessor in this regard.

22.	Interest

Without derogating from any of the Lessor’s rights according to the provisions of this Agreement and pursuant to the law, in the event that the Lessee defaults on the payment of any amount which it is required to pay to the Lessor according to this Agreement, the Lessee will be required to pay the Lessor interest on the amount in arrears plus VAT as required by law. The interest rate will be the maximum rate permitted under the law at that time, and if the interest rate is not limited by law, the maximum interest rate which Bank Leumi of Israel Ltd. will charge at that time for an unapproved overdraft in a current loan account and which the central branch manager of that bank would have determined in this regard, or interest at a rate of 5% per month (unlinked), or the required linkage differences due to an increase in the CPI from the date at which the Lessee was to settle the payment to the Lessor until actual settlement thereof, plus interest at a rate of 48% per year, whichever is higher.

23.	Breach

23.1.
Any party that breaches or fails to comply with any of its obligations under this Agreement will be required to compensate the complying party for any damage or losses caused to the complying party as a result, and this without derogating from the right of the complying party to any other and/or additional relief and remedy, including performance in kind or an evacuation order.

23.2.
In the event of a fundamental breach, as defined in this Agreement and/or by law, by the Lessee and/or non-fundamental breach of this Agreement by the Lessee that is not remedied by it even though 15 days have gone by since receipt of a warning thereof from the Lessor, the Lessor shall be entitled to notify the Lessee that the lease under this Agreement is null and void, and then the Lessee shall be required to vacate the Leasehold as stipulated in section 19 above, within 10 days from the date of such notice, and this without derogating from the Lessor’s rights under this Agreement, including, but without derogating from the generality of the foregoing, the right to receive the entire rent and the other amounts which it would have been entitled to had this contract been fulfilled, and without derogating from its right to receive any other relief and remedy, including compensation for any damage caused to the Lessor due to the foregoing breach or non-compliance.

It is agreed between the parties that the foregoing 10-day period was determined by them as a reasonable time for the purposes of the provisions of the Contracts (Remedies for Breach of Contract) 1970 and that during such period, the Lessee will be charged rent at the rate stipulated in section 19.2.

23.3.
Without derogating from its right to compensation at a higher rate or any other relief, in the event of a fundamental breach of this Agreement by the Lessee, the Lessor will be entitled to liquidated damages in an amount equal to six months’ rent and service fees, plus VAT, at the rate thereof on the date of the breach or of actual payment, whichever is higher, and this whether the Lessor elects to cancel or fulfill the agreement, provided that in the event of fulfillment of the contract notwithstanding the Lessor’s right to cancel it, damages at a rate of 20% of the foregoing amount will be paid. The parties declare that they consider the foregoing amount as appropriate liquidated damages for damage which the parties consider to be the probable result of a fundamental breach of this Agreement by the Lessee.

24.	Rights Transfer by the Lessor

The Lessor may lease and/or sell its rights in the Park and/or the Building and/or the Leasehold to any party and for any purpose (including a similar purpose to the purpose of the lease) that it deems fit, and to carry out any construction works in the Building in which the Leasehold is located and its surroundings, even if the involve structural changes to the Building, without requiring any consent from the Lessee, and this without derogating from the Lessee’s rights in the Leaseholder under this Agreement.

The Lessee declares that it is aware that the Lessor does not undertake that, in any other units in the Building or anywhere else in the Park, no businesses will be managed that are identical to or compete with the business conducted by the Lessee in the Leasehold.

25.	Crediting of Payments and No Right of Offset

25.1.
In the event that the Lessee owes the Lessor several charges, upon payment the Lessor will have the right to determine, at its discretion, on account of which charge the amount paid will be credited. As long as the Lessor does not notify the Lessee otherwise, the payment will be credited first in respect of the rent and then in respect of the Service Fees and other expenses in their order.

25.2.
The Lessee shall not be entitled to offset from any of the Lessee’s Payments under this Agreement, including the Service Fees, any financial charges which the Lessor owes the Lessee, if any, whether by virtue of this Agreement or by virtue of other transactions.

26.	Miscellaneous

26.1.

26.1.1.
No conduct of any of the parties shall be considered as a waiver of any of its rights under this Agreement or pursuant to any law, or as any waiver or consent by it for any breach or non-compliance with the terms of this Agreement by the other party, or as granting of any deferral or extension to perform any act which the other party is required to perform, or as any change, cancellation or addition of any condition, unless the waiver, consent, deferral, change, cancellation or addition was made explicitly in writing.

26.1.2.
It is agreed explicitly that performance of each and every obligation of the Lessor under this Agreement is conditional to the Lessee first fulfilling its obligations under this Agreement, as the case may be, and the Lessor may, without derogating from that stated elsewhere in this Agreement, delay implementation of any of its obligations until the Lessee has fulfilled its obligations.

26.1.3.
It is declared and agreed that the provisions of this Lease Agreement are based on the Leasing and Borrowing Law, 1971, and that the provisions of Chapter A of that law shall not apply to the lease under this Agreement.

26.1.4.
It is agreed between the parties that any change to this Agreement by the parties in respect of the description of the Leasehold, the Lease Term, the rent, the payment method thereof or any other matter, may be made and will be valid only if prepared in writing and signed by all parties to this Agreement.

26.2.	If the Lessee is a foreign resident, it undertakes to fulfill its obligations under this Agreement according to the Currency Control Law, 1978 and the pursuant regulations, orders and permits.

26.3.
The Lessor’s accounts will be prima facie proof of any charge and the accounting included therein, and any claim by the Lessee from the Lessor, the amount and details of which have been approved by an accountant, will bind the Lessee, and the Lessee agrees that such shall be used as sufficient written reference for filing with the court in a summary procedure.

26.4.	The parties agree that the competent court of Tel Aviv has sole and exclusive jurisdiction in respect of this Agreement and the messages thereunder.

26.5.
The addresses of the parties are as specified beside their name at the beginning of the agreement and any notice sent to any of the parties according to the address appearing beside its name will be considered to having been received by it 72 hours after dispatch by registered mail.

If the Lessee includes several units, the notice will be deemed to have been delivered each of the units if sent as aforesaid to one of the Lessee’s units according to the foregoing address.

In witness whereof, the parties set their hands on the foregoing date:

/s/ Yuval Yudelevich /s/ Avi Barzilai	/s/ Sharon Fima /s/ Omri Schanin
The Lessor	The Lessee

I, the undersigned, Asaf Abramov, Adv., of 1 Arieh Shenkar Street, Herzlia, confirm that Messrs. Sharon Fima (ID NO. 031927098) and Omri Schanin (ID No. 302729553), who are authorized to sign this Agreement in the name of the Lessee and whose signatures bind the Lessee for all intents and purposes, appeared before me and signed this Agreement in my presence.

In witness thereof I have hereunto set my hand	/s/ Asaf Abramov

On the 7 day of the 11 month of 2019.

Appendix A

To the unprotected lease agreement dated November 1, 2019

Lessee: MeaTech Ltd., Company No. 515851152

The parties agree that the provisions of this appendix revises and changes the contract only in the sections and/or provisions that are revised and/or added and/or deleted in this appendix.

The sections that are added and/or revised and/or deleted will prevail over that stated in the agreement, and this despite that stated therein.

The Leasehold:
An area on the third (3) floor as described below, in Building No. 18 at Kiryat Weizmann Scientific Part in Nes Ziona (respectively: “the Building”, “the Park”), as marked in red on the sketch attached to this Agreement as Appendix “C”.

Area of the Leasehold:
The area of the Leasehold for the purpose of the payments under this Agreement is 337 sq.m gross, when it is clarified that this area includes loading for the share of the Leasehold of the use of common property in the public areas of the Building.

Handover Date:	The Handover Date is November 1, 2019.

A delay in handing over the Leasehold for reasons dependent on the Lessee and/or any party on its behalf will defer the actual Handover Date, but not the Lessee’s obligations from the foregoing Handover Date onwards, including, but not limited to its obligations to pay the rent and management fees and other miscellaneous payments for the Leasehold, according to the provisions of this Agreement. The Leasehold will be handed over to the Lessee on the Handover Date in its as is condition.

The Lease Term:
A period that commences on the Handover Date, i.e. November 1, 2019, and ends 36 calendar months later, namely October 31, 2022 (“the Lease Term”). It is agreed that during the Lease Term, the Lessee may terminate the lease in the Leasehold twenty four (24) months after the Handover Date (“the Exit Point”), subject following provisions. Termination of the lease at the Exit Point will be possible only subject to receipt of an unconditional written notice from the Lessee regarding its wish to terminate the lease in the Leasehold on the foregoing Exit Point date (“the Notice”), received by the Lessor at least 60 days prior to the Exit Point date (“the Date of Notice"). It is clarified that if the Lessee does not send the Notice by the Date of Notice, it shall not be entitled to exercise its right to the foregoing Exit Point. It is clarified that if the Lessee chooses to exercise its right to such Exit Point, exercise of the right will be subject to payment of an exit fee to the Lessor in an amount equal to the rent and management fees for one month’s lease of the Leasehold, when such sum is linked to the Base CPI plus VAT as required by law ("Exit Fee Payment").

Section 3:
Possession of the Leaseholder will be handed over according to the provisions of this Agreement, and subject to compliance with the Lessee’s obligations, in full and on time, as stated in sections 7.2 and 16, and payment of the amount under section 7.1.3. The Lessee declares that accepts possession when the Leasehold in its as is condition on the date of signing this Agreement, and that it hereby waives any claim and/or demand and/or lawsuit against the Lessor and/or any party on its behalf for the condition of the Leasehold on the Handover Date and/or the date of signing this Agreement.

Section 6:	Subject to any law, the purpose of the lease of the Leasehold is for offices and laboratories, and this only.

Section 7:

Base Index:	The consumer price index (general) published on May 15, 2019 for April 2019 (_____ points, based on 2010).

Rent:
The rent to be paid by the Lessee for the Leasehold during the Lease Term, as defined above, will be NIS [**] per gross sq.m of area of the Leasehold per month, while such sum is linked to the Base Index plus VAT as required by law.

Parking Spaces:
During the Lease Term, the Lessee may use for parking purposes only, three (3) parking spaces to be allocated to it by the Lessor in the parking lot attached to the Building (respectively: “the Parking Spaces”; “the Parking Lot”). The Lessor may change the location of the Parking Spaces from time to time, at its sole discretion, subject to provision of notice to the Lessee, without the Lessee having any claim and/or lawsuit and/or demand in this regard.

For the Parking Spaces, the Lessee will pay the Lessor a total in NIS equivalent NIS [**] per month, when this sum is linked to the Base CPI plus VAT as required by law.

The following provisions apply to use of any of the Parking Spaces:

The parking fees to be paid for the Parking Spaces, as stipulated above, will be paid for the right of use of the Parking Spaces only, and not for security or provision of another service to the Lessee and/or for a vehicle that parked in the Parking Spaces. By signing this Addendum, the Lessee confirms that it is aware that the Lessor does not provide security services of any kind in Parking Pots of the Park. The Lessee exempts the Lessor of any liability to safeguard the vehicles parked in the Parking Spaces and the provisions of the Bailees Law, 1967 shall not apply to this Agreement.

The Lessee will bear all taxes and fees for the Parking Spaces, if applicable, including and without derogation, payment of municipal rates and taxes for the Parking Spaces.

The Lessee and/or its representatives undertake to comply with all instructions of the Lessor and/or any party acting of its behalf related to management of the Parking Lot, its operating arrangements, parking arrangements and traffic therein, etc., including those displayed from time to time throughout the Parking Lot by means of signs and/or in any other manner.

To avoid any doubt, the Lessor and/or its representatives and/or any entity and/or person engaged by it and/or acting on its behalf are not liable for any harm, theft, damage or loss of any kind and/or for any reason incurred by the Lessee and/or its representatives, to a vehicle and/or any other person or property in the Parking Lot area.

Section 7.4	The number 7 will be deleted and replaced by the number 4.

Section 7.6	The phrase “and all other payments due to the Lessor from the Lessee” will be followed by: “under to this Agreement"

Section 8.1.1
The word “upon” will be deleted and replaced by the following phrase: “within 2 business days from the date of”, and the following will be added: “and no later than the date stipulated in the payment demand”.

Section 8.2	The phrase “two business days” will be deleted and replaced by the phrase: “five business days”.

Section 11.1	“if relevant” will be added to the end of the section.

Section 20.1.1(A)
In the third line, the phrase: “9 months’ lease” will be replaced by: “3 months’ lease”; in the fourth line, the phrase “service fees for 9 months’ lease” will be replaced by: “service fees for 3 months’ lease”.

Section 20.1.1(B)	Will be deleted in its entirety.

Section 20.1.2	The word “nine” will be replaced by “three”.

Section 20.1.3	The following phrase will be added to the end of the paragraph: “provided that the Lessor notified the Lessee of such breach, and the breach is not remedied within 7 business days.”

Appendix H will be deleted in its entirety.

/s/ Yuval Yudelevich /s/ Avi Barzilai	/s/ Amir Hasidim /s/ Omri Schanin
The Lessor	The Lessee